[TRANSACT LOGO]


              TRANSACT TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

                         ACHIEVES $0.04 PER SHARE PROFIT


         Wallingford, CT, July 31, 2002 - TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the second quarter ended June 30, 2002.

         Revenues for the second quarter ended June 30, 2002 were $10.9 million, compared to $10.8 million in the same period a year ago. The Company achieved net income in the second quarter of $289,000 or $0.04 per share compared to a net loss of $1.2 million or $0.24 per share in the year ago period. Net income for the second quarter 2002 includes a non-recurring pre-tax gain of $145,000 or $0.02 per share related to common shares received from the Company's health insurance provider upon its demutualization. The year ago period includes a charge of $585,000 or $0.07 per share related to TransAct's business consolidation and restructuring program. On a per share basis, net operating results (before non-recurring items) improved from a $0.17 loss per share in the second quarter last year to a $0.02 profit per share in 2002.

         Revenues for the six months ended June 30, 2002 were $21.4 million, compared to $20.6 million in the same period a year ago. The Company achieved net income for the first half of 2002 of $160,000 compared to a net loss of $3.0 million in the year ago period. On a per share basis, the first half of 2002 was breakeven compared to a loss of $0.57 a year ago. Net income in the first half of 2002 includes the aforementioned non-recurring gain of $145,000, or $0.02 per share. The year ago period includes a charge of $1.7 million or $0.20 per share related to TransAct's business consolidation and restructuring program. The per share amount in each period is after giving effect to preferred stock dividends and accretion charges.

         Richard L. Cote, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "We continue to be encouraged by our results in a very difficult market. For both the second quarter and the six-month period, we achieved year-over-year gains in revenue with substantially improved profitability resulting from the consolidation of our manufacturing operations and strength of our new product offerings. Gross margin in the second quarter of 2002 was 28.5% versus 22.4% in the second quarter a year ago. For the six months ended June 30, 2002, gross margin was 26.8%, significantly better than the prior year's 20.5%. Also as a result of our plant consolidation and other restructuring actions, operating expenses (excluding business consolidation and restructuring charges) decreased by over $900,000 in the second quarter versus the same period last year and by $1.6 million when comparing the first six months of this year versus last year."


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TRANSACT TECHNOLOGIES                                                     PAGE 2


         FINANCIAL GUIDANCE

         The Company expects that revenues in the second half of 2002 from the POS market will be slightly ahead of those achieved in the first half due to the strength of its POSjet line of printers and growth in after-market products and services. TransAct expects shipments of casino slot machine printers for ticket-in/ticket-out applications will increase significantly in the second half of 2002, although not to the previously anticipated levels. It is taking the industry longer than had been expected to obtain the many jurisdictional approvals necessary for both the slot machines and related system software. The Company expects lower revenues from shipments of lottery printers, which were heavily weighted in the first half of 2002 due to customer requirements. In addition, the Company expects to receive a significant kiosk printer order for delivery late in the second half. Overall, the Company expects revenues in the second half of 2002 will be approximately $20 million to $21 million, with net operating results in the range of breakeven to a $0.05 loss per share.

         Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies, said, "Looking ahead, the fundamentals of our core gaming and lottery business remain strong and we are optimistic about TransAct's prospects for growth. For example, we recently signed a major agreement with GTECH to provide thermal printers to the lottery market, which will potentially result in more than $20 million in revenues over five years. In the video lottery terminal
(VLT) market, a new program has been announced in the State of New York. We expect to receive a significant share of this printer sales opportunity as installations begin in early 2003. We are also optimistic that casino rollouts of ticket-in/ticket-out slot systems will be at much higher levels in 2003 than experienced this year. Complementing the gaming and lottery business, we expect continued sales growth in the POS market, where our POSjet line of printers continues to be received enthusiastically. The combination of all these strong business indicators gives us confidence in our growth prospects as we look out to 2003."

         Based on its current outlook, the Company conservatively expects to achieve revenues for the full-year 2003 in the range of $46 million to $50 million. These revenue levels could be positively impacted by the timing of the roll-out of casino slot machine printers and an improvement of the POS market. The anticipated increase in revenue for 2003 is expected to result from the following:

    -    Growth in shipments of casino slot machine printers

    - Increased shipments of printers for the video lottery terminal (VLT) market

    -    Shipments of thermal and impact lottery printers to GTECH

    -    Continued growth of shipments of its POSjet line of printers

         The Company estimates its earnings for 2003 will be in the range of $0.18 to $0.36 per share. The Company believes its breakeven level going forward will be at approximately $42 million in revenues, with every $1 million of incremental revenue over the breakeven point resulting in earnings of approximately $0.04 to $0.05 per share.

                                    - MORE -
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TRANSACT TECHNOLOGIES                                                     PAGE 3


INVESTOR CONFERENCE CALL / WEBCAST DETAILS
TransAct will review detailed second quarter 2002 results and guidance for the third quarter on Wednesday, July 31 at 10AM EDT. The conference call-in number is 785-832-1077. A replay will be available from 1PM EDT on July 31 through 12AM EDT, August 7. The replay number is 888-566-0194 (domestic) or 402-351-0814 (international). The confirmation number is S196. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.


ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA and MAGNETEC names. In addition, the company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS), and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Richard L. Cote, Chief Financial Officer, 203-269-1198 Ext. 6020
or David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
   both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers, including GTECH Corporation; dependence on third parties for sales in Europe and Latin America; economic conditions in the United States, Europe and Latin America; marketplace acceptance of new products, risks associated with foreign operations; the Company's ability to successfully sublease its facility in Wallingford, CT subsequent to its closing; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this report and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


                                - TABLES FOLLOW -

TRANSACT TECHNOLOGIES                                                     PAGE 4

                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three months ended            Six months ended
  (In thousands, except per share amounts)              June 30,                     June 30,
                                                        --------                     --------
                                                  2002           2001           2002           2001
                                                  ----           ----           ----           ----
Net sales                                       $ 10,921       $ 10,796       $ 21,446       $ 20,569
Cost of sales                                      7,809          8,383         15,708         16,353
                                                --------       --------       --------       --------

Gross profit                                       3,112          2,413          5,738          4,216
                                                --------       --------       --------       --------

Operating expenses:
   Engineering, design and product
    development costs                                504            873          1,050          1,691
   Selling and marketing expenses                  1,094          1,309          2,125          2,455
   General and administrative expenses             1,108          1,463          2,284          2,872
   Business consolidation and
    restructuring expenses                             5            585             46          1,707
                                                --------       --------       --------       --------
                                                   2,711          4,230          5,505          8,725
                                                --------       --------       --------       --------

Operating income (loss)                              401         (1,817)           233         (4,509)
Other income (expense), net                           84             (1)           105             40
                                                --------       --------       --------       --------

Income (loss) before interest and income
taxes                                                485         (1,818)           338         (4,469)
Interest expense, net                                 34             88             89            182
                                                --------       --------       --------       --------

Income (loss) before income taxes                    451         (1,906)           249         (4,651)
Income tax provision (benefit)                       162           (686)            89         (1,674)
                                                --------       --------       --------       --------

Net income (loss)                                    289         (1,220)           160         (2,977)
Dividends and accretion on preferred stock           (89)           (89)          (179)          (179)
                                                --------       --------       --------       --------

Net income (loss) available to common
shareholders                                    $    200       $ (1,309)      $    (19)        (3,156)
                                                ========       ========       ========       ========

Net loss per share:
     Basic and diluted                          $   0.04       $  (0.24)      $   0.00       $  (0.57)
                                                ========       ========       ========       ========

Shares used in per share calculation:
     Basic and diluted                             5,626          5,556          5,615          5,547
                                                ========       ========       ========       ========


                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                         Three months ended         Six months ended
                               June 30,                 June 30,
                               --------                 --------
                          2002         2001         2002         2001
                          ----         ----         ----         ----
Point of sale           $ 4,612      $ 4,935      $ 8,234      $10,940
Gaming and lottery        5,859        4,813       12,312        6,741
Other                       450        1,048          900        2,888
                        -------      -------      -------      -------

  Total net sales       $10,921      $10,796      $21,446      $20,569
                        =======      =======      =======      =======